CORRIDOR COMMUNICATIONS CORP.
                            1235 Pear Ave., Ste. 109
                         Mountain View, California 94043

October 20, 2004

Paul Kessler
Bristol Investment Fund, Ltd.
c/o Bristol Capital Advisors, LLC
10990 Wilshire Boulevard, Suite 1410
Los Angeles, California 90024
Fax: (310) 696-0334

            Re:   Extension of Due Date for Promissory Note dated August 20,
                  2004

Dear Mr. Kessler:

      Reference is hereby made to the promissory note issued by Corridor Communications Corp. (the "Company") to Bristol Investment Fund, Ltd. (the "Investor") on August 20, 2004 in the original principal amount of $300,000, bearing interest at a rate of 0.555556% per day (the "Note"). The amount due under the Note, including principal and interest, is $400,000 as of the date of this letter (the "Current Amount Due").

      The Company and the Investor hereby agree to extend the due date of the Note to November 22, 2004 (the "Due Date"). In consideration of the extension, the Company shall pay the Investor the sum of $50,000 in cash, in addition to the Current Amount Due, on or before the Due Date. Therefore, to fully satisfy its obligations under the Note, the Company must pay the Investor a total of $450,000 (the "Total Amount Due") by the Due Date. The Company may repay the Total Amount Due prior to the Due Date but such prepayment shall not effect the Total Amount Due.

      Please indicate your agreement to the terms of this letter by signing below.

                                       Sincerely,

                                       CORRIDOR COMMUNICATIONS CORP.


                                       By: /s/ J. Michael Heil
                                           -------------------------------------
                                           Name:  J. Michael Heil
                                           Title: CEO

AGREED TO AND CONSENTED BY:

BRISTOL INVESTMENT FUND, LTD.

By: /s/Paul Kessler
    -------------------------
    Name:  Paul Kessler
    Title: Director